Exhibit 99.1

Media Contact:
Mary Ellen Keating
Senior Vice President
Corporate Communications
(212) 633-3323
mkeating@bn.com

Investor Contacts:
Joseph J. Lombardi
Chief Financial Officer
(212) 633-3215
jlombardi@bn.com

Andy Milevoj
Director of Investor Relations
(212) 633-3489
amilevoj@bn.com

BARNES & NOBLE TO EVALUATE STRATEGIC ALTERNATIVES

New York, NY — August 3, 2010 — Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller, today announced that its Board of Directors intends to evaluate strategic alternatives, including a possible sale of the company, in order to increase stockholder value.  The Board came to this decision based on the price of Barnes & Noble shares in the marketplace, which the Board believes are now significantly undervalued.

The process of evaluating strategic alternatives will be overseen by a Special Committee of four independent directors: George Campbell Jr., William Dillard, II, Margaret Monaco and Patricia Higgins, who will serve as Chair of the Special Committee.  The Special Committee will consider all alternatives to increase stockholder value and will recommend a course of action to the company’s full Board.  The Special Committee has selected Lazard to serve as its financial advisor and Morris, Nichols, Arsht & Tunnell LLP to serve as its legal advisor.

The Board stated:  “As the world’s largest bookseller, Barnes & Noble has an iconic brand and unique competitive advantages we believe will position the company to succeed over time in a rapidly changing market.  The Board is confident in Barnes & Noble’s strategy and fully supportive of the senior management team, which is delivering explosive growth in our fast-developing digital business.  The Board has concluded that a review of strategic alternatives is the appropriate next step to take full advantage of our compelling digital opportunities and to create value for shareholders, customers, and employees.”

Leonard Riggio, the company’s founder and largest stockholder, has informed the Board that, in light of its decision to explore strategic alternatives, he intends to consider the possibility of participating in an investor group to acquire the company.

Mr. Riggio stated: “I fully support the Board’s decision to evaluate strategic alternatives at this time.  Regardless of whether I participate in an investment group that buys the company, I, as well as the entire senior management team, am willing and eager to remain with the company and see it through the challenging years ahead.”  Mr. Riggio continued: “Having spent a lifetime in bookselling and building this great company, I am as committed as ever to the future of Barnes & Noble.”

There can be no assurance that the review of strategic alternatives will result in a sale of the company or in any other transaction. There is no timetable for the review, and the company does not intend to comment further regarding the evaluation of strategic alternatives, unless a specific transaction is recommended by the Special Committee or the process is concluded.

About Barnes & Noble, Inc.

Barnes & Noble, Inc. (NYSE: BKS), the world's largest bookseller and a Fortune 500 company, operates 720 bookstores in 50 states.  Barnes & Noble College Booksellers, LLC, a wholly-owned subsidiary of Barnes & Noble, also operates 637 college bookstores serving nearly 4 million students and faculty members at colleges and universities across the United States.  Barnes & Noble is the nation's top bookseller brand for the seventh year in a row, as determined by a combination of the brand's performance on familiarity, quality, and purchase intent; the top bookseller in quality for the second year in a row and the number two retailer in trust, according to the EquiTrend® Brand Study by Harris Interactive®.  Barnes & Noble conducts its online business through Barnes & Noble.com (www.bn.com), one of the Web's largest e-commerce sites, which also features more than one million titles in its eBookstore (www.bn.com/ebooks).  Through Barnes & Noble’s NOOKTM eReading product offering, customers can buy and read eBooks on the widest range of platforms, including NOOK eBook Readers, devices from partner companies, and hundreds of the most popular mobile and computing devices using free NOOK software.

General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company's corporate website: www.barnesandnobleinc.com.

NOOK™, NOOKstudy™, LendMe™, Read In Store™, More In Store™ and Lifetime Library™ are trademarks of Barnes & Noble, Inc.
Other trademarks referenced in this release are the property of their respective owners.

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SAFE HARBOR

This press release contains “forward-looking statements.” Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the company’s products, possible disruptions in the company’s computer systems, telephone systems or supply chain, possible risks associated with data privacy and information security, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company’s online, digital and other initiatives, the performance and successful integration of acquired businesses, the success of the company’s strategic investments, unanticipated increases in merchandise, component or occupancy costs, unanticipated adverse litigation results or effects, the results or effects of any governmental review of the company’s stock option practices, product and component shortages, effects of the company’s evaluation of strategic alternatives and other factors which may be outside of the company’s control. Please refer to the company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. The company assumes no obligation to update or revise any forward-looking statements.